[logo]                                                      WESTELL NEWS RELEASE



News Release: FOR IMMEDIATE RELEASE

For Additional Information, contact:

SENIOR VICE PRESIDENT & CFO:             TRADE/BUSINESS PRESS:
NICHOLAS C. HINDMAN, SR.                 KEN TRANTOWSKI
WESTELL TECHNOLOGIES INC.                KGT COMMUNICATIONS GROUP
630.375.4136                             630.469.8765
nhind@westell.com                        kennethg_trantowski@msn.com





          WESTELL TECHNOLOGIES REPORTS 3RD QUARTER FISCAL 2005 RESULTS REVENUE FROM CUSTOMER NETWORKING EQUIPMENT INCREASES 52% YEAR OVER YEAR
           COMPANY POSTS IT'S ELEVENTH CONSECUTIVE PROFITABLE QUARTER



AURORA, IL, JANUARY 19, 2005 - - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband access solutions and conferencing services, today announced the results for the quarter ending December 31, 2004.

              Total revenues for the December quarter increased 24% to $74.5 million from $60.0 million in the same quarter of last year and increased 21% from $61.4 million in the quarter ended September 30, 2004.

              Westell reported net income for the December quarter of $3.7 million, or $0.05 per diluted share, which includes tax expense of $2.6 million, or $0.04 per diluted share. Excluding the tax expense, the non-GAAP net income in the December quarter was $6.3 million, or $0.09 per diluted share. A reconciliation of non-GAAP results to GAAP results is provided as part of this press release.

              "Our Customer Networking Equipment revenue performance in the December quarter was well beyond our expectations. The early success of our new wireless gateway product, VersaLink(TM), far exceeded even our most optimistic forecast," said Van Cullens, Westell President and CEO. "As a result of this overwhelming initial demand, we expedited production and product delivery, which caused us to incur an incremental cost of approximately $3 million for the quarter. We expect these incremental expediting costs will decrease in the next quarter. We expect only approximately $750 thousand of such expense in the March quarter which should contribute to margin improvement," Cullens added.

              Mr. Cullens continued, "We remain encouraged by the growth in the broadband market. It is now very evident that our service provider customers are determined to be leaders in the delivery of broadband service, including video and VoIP. Aside from marketing promotions, we believe that market growth will be fueled by continued advancements in DSL, fiber, WiFi, VoIP, Video/Media gateways, home networking and ancillary services. We believe Westell is building a solid foundation of solutions to help customers successfully compete for these emerging opportunities. Our products, including the recently announced TriLink(TM) and Verizon One Gateways; UltraLine(TM); VersaLink(TM); ProLine; and EnVoy(TM) support multiple access options, service management and home networking requirements, all with the high quality and reliability that are Westell hallmarks. We believe these new products, and those we are planning, will expand Westell's traditional position as a preferred supplier in the broadband space," Cullens added.

OUTLOOK
              Westell provided guidance for the fourth fiscal quarter ending March 31, 2005. The Company expects revenue to be in the range of $73-$77 million. Westell expects EPS to be in a range of $0.07 to $0.08 per diluted share (including a provision for income tax expense in the range of $3.2 to $3.7 million) and non-GAAP EPS in a range of $0.11 to $0.13 per diluted share, excluding the provision for tax expense.

RECONCILIATION OF NON-GAAP TO GAAP RESULTS
              A detailed calculation of non-GAAP net income and net income per share is included in the attached statement of operations, which also includes equivalent GAAP net income and GAAP net income per share.

              Westell will host its earnings call on Thursday, January 20 at 9:30 AM Eastern Time for analysts, shareholders, investors and the public.

              The live earnings call will be available to the public. Participants can join for the voice portion of the call by following the instructions below. Participants must separately register for the call.

      To participate in the voice portion:

     1. All participants must pre-register by dialing 1-800-299-5919, International 1-402-220-4796.
     2.   Leave your name and the company whom you represent.
     3. To participate in the call on the 19th please dial ConferencePlus at 1-800-466-1671 no later than 9:15 AM, Eastern Time and ask for the "Westell Technologies Analyst Call". International participants may dial 847-413-3362.

              The Company's earnings press release and any related earnings information to be discussed on the earnings call will be posted on the Investor Relations section of the Company's web site at http://www.westell.com. Digital Audio Replay of this call will be available one hour following the conclusion of the call by dialing 1-888-843-8996 or 630-652-3044 and entering 10089758#.

ABOUT WESTELL
-------------

              Westell Technologies, Inc. (NASDAQ: WSTL) headquartered in Aurora, Illinois is a Tier-1 provider of intelligent, carrier-class broadband access products, manufactured using a TL9000 registered quality management system. Westell offers high-speed broadband/DSL and VoIP technology products for carriers, service providers and business enterprises around the world. Additional information can be obtained by visiting Westell's Web site at www.westell.com.

ABOUT CONFERENCEPLUS
--------------------

              Conference Plus, Inc., (ConferencePlus(TM)) a leading global provider of audio, web and videoconferencing services is dedicated to the workplace of the future - now. ConferencePlus is transforming the way work is done through its market-leading multimedia conferencing solutions that combine innovation, proven technology and exceptional customer service. Headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland, ConferencePlus is a subsidiary of Westell Technologies, Inc. (NASDAQ: WSTL). Additional information about ConferencePlus can be obtained by visiting http://www.conferenceplus.com.


          "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT 1995: Certain statements contained herein including, without limitation, statements containing the words "believe," "on track, " "anticipate," "focus," "should," "committed" "expect," "estimate", "await," "continue," "intend," "may," "will," "should," and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell's accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                           FINANCIAL TABLES TO FOLLOW:

                           Westell Technologies, Inc.
                                Financial Results
                 (Dollars in thousands except per share amounts)


                   Three Months ended           Nine Months ended
                      Dec. 31,              %       Dec. 31,             %
                     2004       2003   Change   2004          2003  Change
                     ----       ----   ------   ----          ----  ------
Revenues
 NSA               $9,090    $13,442    -32% $33,484 (1)   $42,025    -20%
 CNE               54,484     35,761     52% 125,592        97,805     28%
 Services          10,877     10,775      1%  32,946        33,810     -3%
                   -------   --------        --------      --------
Total
 revenues          74,451     59,978     24% 192,022       173,640     11%
                   -------   --------        --------      --------
Gross profit
  Equipment        15,090 (2) 16,036          41,990 (1)(2) 45,834 (3)
  Services          5,468      3,082 (4)      16,393        12,579 (4)
                   -------   --------        --------      --------
 Total gross
  profit           20,558     19,118      8%  58,383        58,413      0%
                   -------   --------        --------      --------

Gross margin
  Equipment          23.7%(2)   32.6%           26.4%(1)(2)   32.8%(3)
  Services           50.3%      28.6%(4)        49.8%         37.2%(4)
                   -------   --------        --------      --------
 Total gross
  margin             27.6%      31.9%           30.4%         33.6%
                   -------   --------        --------      --------

Operating expenses
 Sales &
  marketing         5,740      4,647     24%  16,622        14,857     12%
  Expense to
   revenue            7.7%       7.7%            8.7%          8.6%

 General & ad-
  ministrative      4,446      4,545     -2%  13,222        14,014     -6%
  Expense to
   revenue            6.0%       7.6%            6.9%          8.1%

 Research &
  development       4,053      3,874      5%  11,155        12,630    -12%
  Expense to
   revenue            5.4%       6.5%            5.8%          7.3%

 Restructuring         -          -            (452)   (5)      -
  Expense to
   revenue            0.0%       0.0%           -0.2%          0.0%

 Intangibles
  amortization(6)     324        364           1,012         1,091
  Expense to
   revenue            0.4%       0.6%            0.5%          0.6%
                   -------   --------        --------      --------
 Total operating
  expenses         14,563     13,430      8%  41,559        42,592     -2%
                   -------   --------        --------      --------
  Expense to
   revenue           19.6%      22.4%           21.6%         24.5%

  Gain on sale
   of assets           -          -           1,453    (7)      -

Operating
 income             5,995      5,688      5%  18,277        15,821     16%

Other income          395        212             788           403
Interest expense       (7)      (127)   -94%     (58)         (683)   -92%
                   -------   --------        --------      --------
Income before
 minority interest
 and taxes          6,383      5,773     11%  19,007        15,541     22%
                   -------   --------        --------      --------

Income taxes        2,614          - (8)       7,364             - (8)

Minority
interest              106         23             323           255

Net income         $3,663     $5,750         $11,320       $15,286
                   =======   ========        ========      ========

Income per common
 share:
      Basic          0.05       0.09            0.17          0.23
                   -------   --------        --------      --------
      Diluted        0.05       0.08            0.16          0.22
                   -------   --------        --------      --------

Average number of
 common shares
  outstanding:
      Basic        68,421     67,373          68,364        66,569
      Diluted      71,081     70,897          70,874        70,502


Non-GAAP Results and Reconciliation to GAAP
GAAP net
 income            $3,663     $5,750         $11,320       $15,286
Income tax
 expense            2,614          -           7,364             -
                  -------   --------        --------      --------
Non-GAAP net
 income (9)        $6,277     $5,750         $18,684       $15,286
                  =======   ========        ========      ========

GAAP Income per
 basic share         0.05       0.09            0.17          0.23
Basic per share
 income tax
 expense             0.04          -            0.11             -
                  -------   --------        --------      --------
Non-GAAP income
 per basic
 share (9)           0.09       0.09            0.27          0.23
                  =======   ========        ========      ========

GAAP Income per
 diluted share       0.05       0.08            0.16          0.22
Diluted per
 share income
 tax expense         0.04          -            0.10             -
                   -------   --------        --------      --------
Non-GAAP income
 per diluted
 share (9)           0.09       0.08            0.26          0.22
                   =======   ========        ========      ========

Footnotes:

(1) The Company earned $883,000 in the three months ended June 30, 2004 for a contractual settlement.

(2) Includes approximately $3 million of expedited production and product delivery costs.

(3) Includes $1.2 million to settle a customer contract obligation which arose in the quarter ended September 30, 2003.

(4) Includes a $775,000 one time early contract termination penalty of a long distance contract at the Company's Conference Plus, Inc. subisdiary.

(5) Reversal of restructuring charge resulting from an early lease termination at the Company's Conference Plus subsidiary.

(6) Teltrend product technology intangible amortization.

(7) Includes a $1.5 million gain from the sale of NSA assets.

(8) Valuation allowances were utilized for taxable income.

(9) Non-GAAP net income and net income per share excludes the impact of tax expense.

                      Westell Technologies, Inc.
                     Financial Results (continued)
                        (Dollars in thousands)

                                               Dec. 31,      Mar. 31,
                                                 2004          2004
                                             -----------  ------------

Cash and Short term Investments                  21,659        11,241
Receivables                                      28,477        23,807
Inventory                                        28,083        16,075
Total current assets                             85,380        62,117
Goodwill and intangibles                         13,930        13,944
Total assets                                    148,461       129,781
Total current liabilities                        39,130        34,492
Bank and Solectron notes payable                      -         2,631
Total liabilities and minority interest          43,107        38,016
Shareholders' Equity                            105,354        91,765

Days Sales Outstanding                               34            35